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                                                                       Exhibit 8

              [Letterhead of Womble Carlyle Sandridge & Rice, PLLC]




October 29, 2001

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101


     Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of July 9, 2001 (the "Reorganization Agreement"), between Community First Banking Company, a Georgia corporation ("Community First"), and BB&T Corporation, a North Carolina corporation ("BB&T")
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Ladies and Gentlemen:

     We have acted as counsel to BB&T in connection with the registration of 3,950,000 shares of its Common Stock, par value $5.00 per share (the "BB&T Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

     In the Merger, Community First will merge into BB&T pursuant to North Carolina and Georgia law, and each outstanding share of Community First Common Stock (the only class outstanding) is to be converted into a number of shares of BB&T Common Stock determined under a formula in the Reorganization Agreement. Also, cash will be paid in lieu of the issuance of fractional shares. Community First shareholders are not entitled by state law to dissent from the Merger.

     In giving this opinion we have reviewed, and with your permission we have relied upon, the representations and warranties contained in and the facts described in the Reorganization Agreement, the Registration Statement, and certificates dated October 29, 2001 in which an officer of Community First and an officer of BB&T make certain representations on behalf of Community First and BB&T, respectively, regarding the Merger (the "Tax Certificates").

     In giving this opinion, we have with your permission assumed that the statements in the Tax Certificates are true, correct and complete as of the date of this opinion, and any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Reorganization Agreement, (b) Community First's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the Community First Common Stock, and (c) the rights attached to the shares of BB&T Common Stock issued in the Merger will not be exchanged by BB&T for any part of the value of
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the Community First Common Stock, and such rights will have no ascertainable fair market value at the Effective Time.

     Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

     (1) The Merger will constitute a "reorganization" within the meaning of Code Section 368(a).

     (2) Each of BB&T and Community First will be a party to that reorganization within the meaning of Code Section 368(b).

     (3) No gain or loss will be recognized by the shareholders of Community First upon the receipt of BB&T Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of Community First Common Stock.

     (4) A shareholder of Community First who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash equal to the amount paid by BB&T in respect of such fractional share, subject to the provisions and limitations of Code Section 302.

     (5) The tax basis in the BB&T Common Stock received by a Community First shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the Community First Common Stock surrendered in exchange therefor.

     (7) The holding period for BB&T Common Stock received (including any fractional share interest deemed received) in exchange for shares of Community First Common Stock will include the period during which the shareholder held the shares of Community First Common Stock surrendered in the exchange, provided that the Community First Common Stock was held as a capital asset at the Effective Time.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of Community First Common Stock do not apply to any stock rights, warrants or options to acquire Community First Common Stock. The opinions stated as to Community First shareholders are general in nature and do not necessarily apply to any particular Community First shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax-exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired Community First Common Stock pursuant to employee stock options or otherwise as compensation, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. This opinion is rendered based upon applicable laws, rules and regulations as in effect on the date hereof, and we assume no duty or responsibility to inform you of any changes hereafter in our opinion due to any change hereafter in such laws, rules or regulations. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

     We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY-No Federal Income Tax on Shares Received in Merger," "THE MERGER -- The Merger Agreement -- Conditions to the Merger," and "THE MERGER -- Material Federal Income Tax Consequences of the Merger" in the Registration
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Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,

                                   WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                                   A Professional Limited Liability Company

                                   By: /s/ C. Mark Wiley
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                                           C. Mark Wiley